FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-02

NEW ISSUE CMBS:$1,394M MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C7
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES

CLASS	MOODY'S/DBRS	SIZE($MM)	WAL(YRS)	SPREAD	COUPON	YIELD	PRICE
XA	Aaa(sf)/AAA(sf)	~126 proceeds	NA	140	1.77094%	2.8755%	$11.53218

SETTLE: 1/30/13
B&D: MORGAN STANLEY

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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